Exhibit (e)(7)

SUPPLEMENT TO

DISTRIBUTION CONTRACT

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, California 92660

November 14, 2006

Allianz Global Investors Distributors LLC

2187 Atlantic Avenue

Stamford, CT 06902

RE:	Small Cap StocksPLUS TR Portfolio

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and Allianz Global Investors Distributors LLC (the “Distributor”) as follows:

1. The Trust is an open-end management investment company organized as a Delaware business trust and consisting of such separate investment Portfolio as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest in the Trust is offered to investors with respect to each investment Portfolio. The Small Cap StocksPLUS TR Portfolio (the “Portfolio”) is a separate investment Portfolio of the Trust.

2. The Trust and the Distributor have entered into a Distribution Contract (the “Contract”) dated May 5, 2000, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Portfolio and the Distributor hereby acknowledges that the Contract shall pertain to the Portfolio, the terms and conditions of such Contract being hereby incorporated herein by reference.

4. This Supplement and the Contract shall become effective with respect to the Portfolio on November 14, 2006 and shall continue in effect for a period of more than one year from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust’s Board of Trustees or, with respect to a Portfolio, by the vote of a majority of the outstanding voting securities of such Portfolio (as defined in the 1940 Act) and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Contract or “interested persons” (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Portfolio or the Distributor upon not more than 60 days’ and not less than 30 days’ written notice to the other party.

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO VARIABLE INSURANCE TRUST

By:

        Title: President

Accepted:

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:

        Title: Managing Director